Exhibit (a)(1)(V)

Date: February 25, 2009

To: Product Team

From: Marcella Butler

Subject: IMPORTANT NOTICE: Option Exchange “FAQ of the day”: ELIGIBILITY

Today’s FAQ addresses Option Eligibility

Are you concerned that you might “accidentally” exchange an option with a lower strike price than the newly issued options will have?

If so, there’s an FAQ that might be of interest to you.

Understanding the definition of “Eligible Options” can help address your concern:

Eligible Options

Any outstanding stock option for the purchase of shares of Google Class A common stock

•	granted under our 2004 Plan prior to February 3, 2009, whether vested or unvested,

•	with an exercise price per share greater than the last reported sale price per share of Google Class A common stock on The Nasdaq Global Select Market on March 6, 2009.

Did you catch that second bullet?

IF you have an option with a strike price lower than the new strike price to be determined on March 6, it will NOT an “Eligible Option”. It cannot be exchanged. Not even if you try.

After the close of the offer period, the Election Tool will automatically reject any ineligible option which may have been listed for exchange.

You cannot “accidentally” exchange an “in the money” or “at the money” option.

When you log into the Election Tool (go/optionexchangetool), it will display ALL of your grants, regardless of their eligibility. However, if you elect to exchange an option which is ineligible for exchange based on the price determined on March 6, it will be rejected without any further action on your part after the offer closes.

How’s that for service?

Find the complete list of FAQ at go/optionexchange.

There’s something there for everyone.

—	Seeking a tax supplement for your location? Yep, it’s there.

—	Want to know this week’s office hours? Roger that, Houston.

—	Want to find Smith Barney’s URL? We are all over that.

Can’t find what you need? Our email is                     @google.com

Act now to get the information you need to make the decision that is right for you.

Remember:

03/09/09

06:00 am Pacific Time

No Extensions—No Exceptions